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                                                                 EXHIBIT (2)(n)

                      CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the constituting part of this Pre-Effective Amendment No. 1 and Amendment No. 4 to the registration statement (Securities Act of 1933 No. 333-82863 and Investment Company Act of 1940 No. 811-08044, respectively) on Form N-2 (the "Registration Statement") of our report dated February 8, 1999, relating to the financial statements and financial highlights appearing in the December 31, 1998 Annual Report of Morgan Stanley Dean Witter High Yield Fund, Inc. (formerly The Morgan Stanley High Yield Fund, Inc.) which are incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Experts" in such Registration Statement.


PricewaterhouseCoopers LLP
New York, New York
August 23, 1999